EXHIBIT 23
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the following Registration Statements:
1) Registration Statement (Form S-3 No. 333-121906) and related Prospectus pertaining to the registration of up to $400 million of Kaydon Corporation securities as listed in the registration statement,
2) Registration Statement (Form S-8 No. 2-89399) pertaining to the Kaydon Corporation Employee Stock Ownership and Thrift Plan,
3) Registration Statement (Form S-8 No. 333-119637) pertaining to the Kaydon Corporation Employee Stock Ownership and Thrift Plan,
4) Registration Statement (Form S-8 No. 333-81265) pertaining to the Kaydon Corporation 1999 Long Term Stock Incentive Plan,
5) Registration Statement (Form S-8 No. 333-105116) pertaining to the Kaydon Corporation Director Deferred Compensation Plan and the Kaydon Corporation 2003 Non-Employee Directors Equity Plan of Kaydon Corporation;
of our reports dated February 11, 2008 with respect to the consolidated financial statements and schedule of Kaydon Corporation and the effectiveness of internal control over financial reporting of Kaydon Corporation, included in the Annual Report (Form 10-K) of Kaydon Corporation for the year ended December 31, 2007.
/s/ Ernst & Young LLP
Detroit, Michigan
February 25, 2008